Exhibit 99.1

Carla Baca

Director of Corporate Communications

P:615.269.8175

News Release

HEALTHCARE REALTY TRUST ANNOUNCES PUBLIC OFFERING OF 8,000,000 SHARES OF COMMON STOCK

NASHVILLE, Tennessee, June 28, 2016—Healthcare Realty Trust Incorporated (NYSE:HR) announced today that it has commenced an underwritten public offering of 8,000,000 shares of the Company’s common stock. As part of the offering, the Company also intends to grant the underwriters a 30-day option to purchase up to an additional 1,200,000 shares. The Company intends to use the net proceeds from this offering for general corporate purposes, including the acquisition and development of outpatient healthcare facilities. Pending such investments, the Company will apply the net proceeds to outstanding indebtedness under its unsecured credit facility and unsecured term loan and to the repayment of mortgage debt.

Wells Fargo Securities and J.P. Morgan and are acting as joint book-running managers for the offering. Copies of the preliminary prospectus supplement and accompanying prospectus relating to the offering may be obtained, when available, from Wells Fargo Securities, 375 Park Avenue, New York, New York 10152, Attention: Equity Syndicate Department, telephone: (800) 326-5897, email: cmclientsupport@wellsfargo.com or J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: (866) 803-9204.

The offering is being made solely by means of a prospectus supplement to the Company’s prospectus, dated February 19, 2014, filed as part of the Company’s effective shelf registration statement relating to these securities. This press release is not an offer to sell, nor a solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

Healthcare Realty Trust is a real estate investment trust that integrates owning, managing, financing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. As of March 31, 2016, the Company had investments of approximately $3.4 billion in 199 real estate properties located in 30 states total approximately 14.3 million square feet. The Company provides property management services to approximately 9.9 million square feet nationwide.

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks, uncertainties, estimates and assumptions, including the ultimate terms at which the sale of securities will occur and the use of proceeds from the offering. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including in the prospectus supplement, accompanying prospectus and in its Annual Report on Form 10-K for the year ended December 31, 2015 under the heading “Risk Factors,” and as updated in its Quarterly Reports on Form 10-Q filed thereafter.

Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.